                       SATELLITE CONTRACT


                             between



                   LOCKHEED MARTIN CORPORATION



                               and



                    ECHOSTAR DBS CORPORATION



                          JULY 18, 1996

THIS CONTRACT dated as of the 18th day of July 1996, made between the Lockheed Martin Corporation (hereinafter referred to as "Contractor"), a corporation organized under the laws of the State of Maryland, having its principle place of business in East Windsor, New Jersey, and EchoStar DBS Corporation (hereinafter referred to as "Buyer" or "E-DBS"), a corporation organized under the laws of the State of Colorado, having its principle place of business at 90 Inverness Circle East, Englewood, Colorado.

WHEREAS, Buyer desires to purchase and Contractor desires to provide Direct Broadcasting Satellites and services as hereinafter specified, and Buyer and Contractor (hereinafter referred to as "Parties") desire to define the terms and conditions under which the same shall be furnished;

NOW THEREFORE, the Parties hereto, in consideration of the mutual covenants herein expressed, agree as follows:

                            Preamble

                        TABLE OF CONTENTS

ARTICLE
1        Scope of Work
2        Equipment and Services to be Furnished and Prices Therefore
3        Delivery Schedule
4        Payment
5        Definitions
6        (Reserved)
7        Inspection and Final Acceptance
8        Title and Assumption of Risk
9        Access to Work
10       Progress Meetings, Presentations, and Documentation Deliverables
11       Rights in Data
12       Public Release of Information
13       Indemnification
14       Patent Indemnity
15       Indemnification for Taxes
16       Excusable Delays
17       Termination for Default
18       Termination for Convenience
19       Changes
20       Assignment
21       Warranty
22       Arbitration
23       Applicable Law
24       Entire Agreement
25       Disclosure and Use of Information by the Parties
26       Effective Date
27       Permits and Licenses
28       Limitation of Liability
29       Spacecraft Test and Handling Equipment
30       Liquidated Damages
31       Spacecraft Storage
32       Reserved
33       Insurance

ARTICLE 1. SCOPE OF WORK

A. The Contractor shall provide the necessary personnel, material, services, and facilities to perform work in accordance with the provisions of this Contract, including the EXHIBITS listed below, which are attached hereto and made a part hereof (the preliminary design effort for Spacecraft Flight #2 is included as part of the services provided by Contractor for Spacecraft Flight #1), and to make delivery to Buyer as set forth in ARTICLE 2 hereof in accordance with the delivery schedule specified in ARTICLE 3 hereof:

    - EXHIBIT A1: E-DBS Statement of Work (SOW) WS-20055200 REV A
    - EXHIBIT A2: E-DBS Statement of Work (SOW) WS-20055200 REV A
    - EXHIBIT B1: E-DBS Spacecraft Performance Specification PS-20055200 REV A
    - EXHIBIT B2: E-DBS Spacecraft Performance Specification PS-20055200 REV A
    - EXHIBIT C: E-DBS Comprehensive Test Plan PN-CTP20055200
    - EXHIBIT D: E-DBS Product Assurance Program Plan PA-20055200

    In the event of any inconsistency among or between the parts of this Contract set forth above, such inconsistency shall be resolved by giving precedence in the order of the parts as set forth below:

    1.  Terms & Conditions, Satellite Contract Dated July 14, 1996
    2.   E-DBS Statement of Work, EXHIBITS Al and A2
    3.   E-DBS Spacecraft Performance Specification, EXHIBITS B1 and B2
    4.   E-DBS Comprehensive Test Plan, EXHIBIT C
    5.   E-DBS Product Assurance Program Plan, EXHIBIT D

B. While this Contract provides that both Spacecraft Flight #1 and Spacecraft Flight #2 shall be DBS satellites, the parties agree that subject to the provisions of ARTICLE 19, CHANGES, Buyer shall be permitted to specify a payload other than DBS.

C. While this Contract provides that both Spacecraft Flight #1 and Spacecraft Flight #2 shall be base lined at 120 watts of power per transponder in the non-boost mode, Contractor shall, as a goal, attempt to increase the power per non-boosted transponder to 130 watts.

D. No later than November 1, 1996 with respect to Spacecraft Flight #1., and no later than five months following the first construction phase payment for Spacecraft Flight #2, Buyer shall advise Contractor of the specific orbital location and business plan for the transponders on each satellite, respectively, and Contractor agrees that the Spacecraft will be optimized (wave guide routing only) for that orbital location and business plan.

E. The following modifications to the Statement of Work shall promptly be incorporated into the Statement of Work.


                                     1 - 1

 1.  General Changes

     a. Specific references to spacecraft, orbital slots, facility locations, launch vehicles, launch site locations, frequency tables, etc., shall be changed to the appropriate designation.

     b. References to the Astro Space East Windsor facility/plant shall be changed to Lockheed Martin facility(ies).

 2.  Section 3.4: Buyer-Furnished Items for the Spacecraft (sheet 18)

     a. Paragraph 6 shall be deleted (requirement to provide communications and data lines).

     b.  Paragraph 9: Launch site security for a non-US launch.

         Delete paragraph 9 in its entirety.

     c.  Add paragraph 10:

         10. The Buyer shall provide the orbital slot and cities table (with city priority identified) within 20 days following launch of DirectSat Corporation's first DBS satellite, but in no event later than October 1, 1996. The Buyer shall provide business plan requirements relative to channelization/switchability within 105 days ASOC. EIRP & G/Ts from antenna optimization shall be finalized at CDR.

 3.  Section 11.0: Launch Vehicle and Site Interfaces (sheet 39)

     a. Delete 'x-ray special test facilities' from paragraph 3-g (sheet 40).

 4. Section 12.0: Launch Operations and Support Services (sheet 41)

    a. Change the third paragraph, letter j:

       From: provide necessary test equipment, materials, pressurants, etc.,...

       To: provide necessary test equipment. materials, pressurants, propellants, etc.,...

 5. Section 13.0: Transfer Orbit Mission Operation (sheet 41)

    a. Change paragraph 13.1-d:

       From: ... with all deployments completed.

       To: ... with all deployments completed, and equipped with the necessary hardware and software to perform paragraph 13.1-f below.

    b. Change paragraph 13.1-f:

       From: ... acquisition by the Contractor's SOC and TT&C site.

       To: ... acquisition by the Contractor's SOC and TT&C site through all spacecraft and payload testing.

F. The following modifications to the Performance Specification shall promptly be incorporated into the Performance Specification.


                                     1 - 2

 1. General Changes

    a. Specific references to spacecraft, orbital slots, facility locations, launch vehicles, launch site locations, frequency tables, etc., shall be changed to the appropriate designation.

    b. References to the Astro Space East Windsor facility/plant shall be changed to Lockheed Martin facility(ies).

 2. Add new section titled: 4.2.1 TWTA Pairing Configuration (sheet 14)

    a.  Section 4.2. 1: TWTA Pairing Configuration

        The TWTA channel pairing configuration for the north and south transponder panels, for operation during power boost mode, shall be as follows:


                         North Channels South Channels

                             1 & 2          3 & 4

                            S1 & S2        S3 & S4

                             5 & 6          7 & 8

                             9 & 10        11 & 12

                            S5 & S6        S7 & S8

                            13 & 14        15 & 16

                            17 & 26        19 & 28

                            S9 & S10      Sll & S12

                            21 & 30        23 & 32

                            25 & 18        27 & 20

                            29 & 22        31 & 24

 3. Section 5.1: General (sheet 33)

    a. Change the first paragraph, fourth sentence:

       From: As a minimum 2 K-band beacon transmitters and 2 K-band command receivers shall be provided.

       To: As a minimum 2 K-band beacon transmitters and 3 K-band command receivers shall be provided.

 4. Section 5.2.2: Command Uplink Frequency (sheet 33)

    a. Delete the following: The command transmission bandwidth shall be no more than 1.5MHz. The command receiver 3dB bandwidth shall be at least 1.5MHz.

 5. Section 5.2.3: Command Antenna (sheet 33)

    a. Change the first sentence:

                                     1 - 3

      From: The command system shall use 2 antennas to feed its command receivers.

      To: The command system shall use a minimum of 2 antennas to feed its command receivers.

6. Section 8.4. 1: Battery (sheet 45)

   a. Change the first 3 sentences:

      From: The energy storage device for supplying power to the satellite during eclipse shall be Ni-H2 batteries. A minimum of two batteries of approximately equal capacity is preferred. A single battery maybe used if it can be shown that there are no single point failures (SPFS) including open circuits.

      To: The energy storage device for supplying power to the satellite during eclipse shall be a minimum of two (2) Ni-H2 batteries of approximately equal capacity.

7. Section 9.3. Subsystem Design Requirements (sheet 48)

   a. Change paragraph 5, the last sentence:

      From: If optical solar reflector surfaces are used for thermal radiators, the temperature predictions shall account for an EOL value in solar absorptance (alpha) equal to or greater than 0.23 at the end of 15 years.

      To: For optical solar reflector surfaces used as thermal radiators, the temperature predictions shall account for an EOL value in solar absorptance (alpha) equal to or greater than 0.23 at the end of 15 years.


                                      1 - 4

ARTICLE 2.  EQUIPMENT AND SERVICES TO BE FURNISHED AND PRICES
            THEREFORE

A. Upon the full, satisfactory and timely completion and delivery, as required, of each item of work specified below, and acceptance by Buyer thereof in accordance with the requirements of this Contract, Contractor shall be entitled to payment by Buyer of the applicable fixed price specified below, as such price may be adjusted in accordance with the provisions of the Contract, except that the portion related to the In-Orbit payments, as defined in ARTICLE 4, PAYMENT, paragraph B.2 and C.2, shall be paid as set forth in ARTICLE 4. The prices stated below, which are inclusive of In-Orbit payments provided in ARTICLE 4, PAYMENT, paragraphs B.2 and C.2, include all transportation and related charges for delivery of Spacecraft and associated equipment to destination. Except as otherwise provided for herein, the prices stated below include all applicable taxes and all copyright and patent rights necessary to effectuate this Contract.


Item  Quantity                  Description                       Total Price
- ----  --------                  -----------                       -----------
 1.   1         Spacecraft Flight #1 as defined              $80,500,000 (i)
                in EXHIBIT B1
 2.   1         Option Spacecraft Flight #2 as defined in    $78,000,000 (ii), (iii)
                EXHIBIT B2
 3.   1 Lot     Launch and mission support services for      NSP
                Spacecraft Flight #1
 4.   1 Lot     Option Launch and mission support            NSP
                services for Spacecraft Flight #2
 5.   1 Lot     Optional Extra Set of Transmit and           $1,200,000
                Receive Antennas
 6.   1 Lot     Optional Primary Site Satellite Control      $3,615,000
                Facility ("SCF") Equipment, Software,
                Setup and Training as provided in the
                proposal enclosed with transmittal letter
                '96-Echostar-Con-062', dated May 22,
                1996.
7.   1 Lot      Optional Primary Site Command Ranging        $843,966
                and Telemetry Processing Equipment as
                provided in CR&T Module/Static
                Simulator Basis for Cost Estimate, 'gprd-
                prop-010', dated July 16, 1996.
                                                             --------------
                TOTAL PRICE                                  $164,158,966
                                                             --------------

    (i) Total Price for Spacecraft Flight #1, including without limitation the cost of delivery of Spacecraft Flight #1 to Baikonur, Kazakhstan.

    (ii) Total Price for Option Spacecraft Flight #2, including without limitation the cost of delivery of Spacecraft Flight #2 per ARTICLE 3A.

    (iii) The above price for Option Spacecraft Flight #2 is effective and valid through December 31, 1996. The firm price for Spacecraft Flight #2 will

                                          2-1
           be the above price plus an increase of four percent (4%) per year adjusted monthly from December 31, 1996 through June 30. 1997 if not exercised by December 31, 1996. Contractor reserves the right to re-quote the price and schedule for Spacecraft Flight #2 if the option has not been exercised and the first construction phase payment is not received by Contractor by June 30, 1997. The Payment Plan applicable to Spacecraft Flight #2 in ARTICLE 4, PAYMENT will be modified accordingly.

B. The Spacecraft will include some imported goods. In the event the Spacecraft and its included imported goods are not exported in a timely manner due to the actions or inactions of Buyer, any duties and penalties arising therefrom will be the responsibility of Buyer. Contractor shall pay such above duties and penalties as may be required by law to be so paid and Buyer agrees to reimburse the Contractor for payments so made.

C. Prices specified above do not include any costs for security services for Spacecraft located at the designated launch site. Contractor agrees to use its reasonable efforts to get a written quote from a security services provider, promptly following execution of this Contract and valid through early 1998, for the launch of Spacecraft Flight #1 launch from Baikonur, Kazakhstan, and that the cost to Buyer for those services shall be $375,000, plus actual out of pocket travel and living costs (airfares, etc.), without markup. The above price assumes an eight week launch campaign. If the actual campaign is shorter or longer, an appropriate adjustment to price shall apply. Buyer shall also have the right to source such security services independently until six months prior to the anticipated shipment date for the Spacecraft.

D. Contractor shall be entitled to an early delivery incentive Payment for each day Spacecraft Flight #1 is delivered to the launch site prior to the required delivery schedule, i.e., February 15, 1998, by an amount of $50,000 per day, up to a maximum of $5,000,000. In the event Contractor is entitled to an early delivery incentive Payment in accordance with this paragraph, the amount of any such incentive shall be added to the In-Orbit payments set forth in ARTICLE 4, PAYMENT, paragraph B.2. Notwithstanding the above, Contractor shall not be entitled to an early delivery incentive Payment in the event Contractor is the cause of a launch delay.

E.  OPTION FOR EXTRA RECEIVE AND TRANSMIT ANTENNAS.

    Buyer shall have the option, exercisable in its discretion by providing written notice to Contractor, at any time until ten months prior to the commencement of Single Line Flow (or later if Buyer agrees to an equitable adjustment, or to the deletion of testing as necessary in order to maintain schedule), to direct Contractor to commence procurement of an extra set of transmit and receive antennas. If Buyer exercises this option, Contractor shall commence each phase below only following receipt of written notice from Buyer directing Contractor to commence that phase (Buyer recognizes that if it fails to provide written notice prior to the date shown in the schedule for each phase, but subsequently elects to continue the extra


                                      2-2
    antenna procurement effort, Contractor shall be entitled to an equitable adjustment, unless Buyer agrees to the deletion of testing as necessary in order to maintain schedule). Buyer shall make payment to Contractor as shown in the schedule for each phase. If Buyer does not direct that the procurement effort continue to the next phase, no further payments shall be due. If the procurement results in completed procurement and test of the extra set of antennas, then the total amount paid by Buyer shall total $1.2 million, in which event Buyer may direct that either set of antennas be placed on the Spacecraft.

      MILESTONE                  AMOUNT DUE           CUMULATIVE    MONTHS AFTER
      --------                   ----------           ----------       OPTION
                                                                      EXERCISE
                                                                      --------
Turn on Material                  $440,000              $440,000          0
Procurement
Composite Material                No Additional Charge
Received                          (NAC)
East Mold Complete                NAC
West Mold Complete                $100,000              $540,000          3
East Reflector Complete           $ 60,000              $600,000          4
West Reflector Complete           $100,000              $700,000          5
Ku Spot Assembly                  $100,000              $800,000          6
Complete
Start Antenna I&T                 $100,000              $900,000          7
Final Assembly Complete           $100,000            $1,000,000          8
Complete Environmental            $100,000            $1,100,000          9
& FAT
Deliver to Spacecraft             $100,000            $1,200,000         10

F. OPTIONAL SATELLITE CONTROL FACILITY OR COMMAND RANGING AND TELEMETRY PROCESSING EQUIPMENT.

1. Buyer shall have the option. exercisable at its discretion by providing written notice to Contractor, to purchase the SCF and the additional items set forth in the May 22, 1996 letter "96-EchoStar Con 062"at the prices and delivery schedules set forth therein.

2. Buyer shall have the option, exercisable at its discretion by providing written notice to Contractor, to purchase the CRT Module and the additional items set forth in the July 16, 1996 letter "gprd-prop-010" at the prices and delivery schedules set forth therein. The three day training course will be conducted at the primary ground station site. Additionally a reasonable amount of primary site and secondary site on-site integration and test support will be provided. The term "EDC" as discussed in the letter shall mean "months after option exercise". Thus, the schedule "EDC + 6 months" will equal the date of the option exercise plus six months.

                                      2-3

ARTICLE 3. DELIVERY SCHEDULE

    A. Delivery of Spacecraft Flight #1 shall be made at Contractor's expense to Baikonur, Kazakhstan. Delivery of Spacecraft Flight #2 shall be made at Contractor's expense to any of the following destinations:
    Kennedy Space Center, Florida, USA; Kourou, French Guiana; Xichang,
    China; or, Baikonur, Kazakhstan. The term "Destination" as used herein shall refer to the designated launch site set forth herein for the applicable spacecraft. Buyer shall advise Contractor of the destination of Spacecraft Flight #2 within six (6) months of the first construction phase payment for Spacecraft Flight #2. In the event that Buyer changes the designated launch site for Spacecraft Flight #1 or Spacecraft Flight #2, there shall be an equitable adjustment to both price and schedule for the Spacecraft with respect to which the launch site is changed.

    B.   Delivery shall be as indicated below:


ITEM  DESCRIPTION                                           DELIVERY DATE
- ----  -----------                                           -------------
 1.   Spacecraft Flight #1. as defined in EXHIBIT B1.       02/15/1998

 2.   Option Spacecraft Flight #2, as defined in EXHIBIT    09/30/1998
      B2 (Assumes the option is exercised between October
      1st and December 31, 1996).

 3.   Launch and Mission Operation Support Services         Commencing on Delivery to
      Spacecraft Flight #1                                  Launch Site and Continuing
                                                            Through On Orbit Check Out.
 4.   Launch and Mission Operation Support Services         Commencing on Delivery to
      Spacecraft Flight #2 (dependent upon                  Launch Site and Continuing
      exercise of Item 2 above).                            Through On Orbit Check Out.

 5.   Extra Set of Transmit and Receive Antennas.           As Provided in ARTICLE 2,
                                                            paragraph E.
 6.   Optional Satellite Control Facility.                  As Provided in ARTICLE 2,
                                                            paragraph F.
 7.   Optional Command Ranging and Telemetry                As Provided in ARTICLE 2,
      Processing Equipment.                                 paragraph F.

    C.   OPTION SPACECRAFT FLIGHT #2 EXERCISE AND DELIVERY.

         Buyer shall have the option. exercisable in its discretion by providing written notice to Contractor, to purchase Spacecraft Flight #2. In the event that the option to purchase Spacecraft Flight #2 is exercised prior to October 1, 1996, Contractor shall be required to deliver the Spacecraft 24 months following the date of the option exercise. If the option is exercised between October 1st and December 31, 1996, Contractor shall be required to deliver the Spacecraft September 30, 1998. If the option is exercised later than December 31, 1996, the Contractor shall be entitled to a month for month delay in the delivery schedule.

                                      3-1

ARTICLE 4. PAYMENT

A. I.    The total price stipulated in ARTICLE 2, EQUIPMENT AND SERVICES
         TO BE FURNISHED AND PRICES THEREFOR, shall be paid by Buyer to Contractor in accordance with the payment arrangements specified in the following Payment Plans. The amounts specified in the Payment Plans shall in each case be paid by Buyer to Contractor on the dates indicated. Contractor shall submit an invoice for each payment approximately thirty (30) days in advance of the payment due date. Payment to Contractor shall be made by either cable transfer to Citibank N.A. ABA# 021000089, Lockheed Martin, Valley Forge Collection Center A/C #40678043, or by check payable to Lockheed Martin Corporation sent by registered mail to the address and attention of the Lockheed Martin representative designated in
         ARTICLE 10, PROGRESS MEETING, PRESENTATIONS AND DOCUMENTATION DELIVERABLES, paragraph C. In the event Buyer elects to pay by other than certified check, Buyer's check must be received by Contractor at least seven (7) working days before the required payment date to insure that the funds are available to Contractor on the payment date.



                                       4-1

B.  SPACECRAFT FLIGHT #1 PAYMENT PLAN

    1. The construction payments applicable to Spacecraft Flight #1 shall be made as follows:


                         PAYMENT PLAN
- ------------------------------------------------------------
PAYMENT    DUE DATE              AMOUNT $        CUMULATIVE
 NUMBER                                          AMOUNT $
- ------------------------------------------------------------
   1       July 31, 1996         $   500,000     $   500,000
   2       September 30, 1996    $17,000,000     $17,500,000
   3       October 31, 1996      $ 3,500,000     $21,000,000
   4       November 30, 1996     $ 3,500,000     $24,500,000
   5       December 31, 1996     $ 3,000,000     $27,500,000
   6       January 31, 1997      $ 3,000,000     $30,500,000
   7       February 28, 1997     $ 3,000,000     $33,500,000
   8       March 31, 1997        $ 2,500,000     $36,000,000
   9       April 30, 1997        $ 2,500,000     $38,500,000
   10      May 31, 1997          $ 2,500,000     $41,000,000
   11      June 30, 1997         $ 2,500,000     $43,500,000
   12      July 31, 1997         $ 2,500,000     $46,000,000
   13      August 31, 1997       $ 2,500,000     $48,500,000
   14      September 30, 1997    $ 2,500,000     $51,000,000
   15      October 31, 1997      $ 2,500,000     $53,500,000
   16      November 30, 1997     $ 3,000,000     $56,500,000
   17      December 31, 1997     $ 3,000,000     $59,500,000
   18      January 31, 1998      $ 3,000,000     $62,500,000
   19      February 15, 1998     $ 3,000,000     $65,500,000
- ------------------------------------------------------------

    2. In addition to the construction payments required above, Buyer shall pay Spacecraft In-Orbit payments in the amount of $15,000,000. The Spacecraft In-Orbit payments shall be made in accordance with the requirements set forth in paragraph D. of this ARTICLE.

C.  OPTION SPACECRAFT FLIGHT #2 PAYMENT PLAN

    1. The construction payments applicable to Spacecraft Flight #2 shall be made at a rate of $2,750,000 per month for twenty-four (24) months to be paid on the last day of the month commencing on exercise of the option and continuing monthly thereafter. In the event that the option is exercised subsequent to October, 1996, then the payment plan shall be adjusted appropriately to take into account the shortened construction schedule.

                                       4-2

    2. In addition to the construction payments required above, Buyer shall pay Spacecraft In-Orbit payments in the amount of $12,000,000. The Spacecraft In-Orbit payments shall be made in accordance with the requirements set forth in paragraph D. of this ARTICLE.

D.       SPACECRAFT IN-ORBIT PAYMENTS

         1. The Spacecraft In-Orbit payments for Spacecraft Flights #1 and #2 shall be paid over a period of five (5) years from launch.

         2. The In-Orbit payments shall be paid on an equal monthly basis (principal and interest) until full payment has been received by Contractor.

         3. For Spacecraft Flights #1 and #2, the interest rate applicable to the monthly In-Orbit payments shall fall between 7.75% and 8.25% per annum and shall be fixed 90 days prior to the scheduled launch and shall be calculated using the prime rate published in the WALL STREET JOURNAL on such date as follows:

              a. if the prime rate falls between 7.75% and 8.25%, then the In-Orbit payments shall accrue interest at the prime rate.

              b. if the prime rate is greater than 8.25%, then the In-Orbit payments shall accrue interest at 8.25% per annum.

              C. if the prime rate is less than 7.75%, then the In-Orbit payments shall accrue interest at 7.75% per annum.

         4. The In-Orbit payments, including the interest thereon, will be secured by a written corporate guarantee provided by EchoStar Communications Corporation (ECC). The security will be provided to the Contractor no later than ninety (90) days prior to the scheduled launch date.

         5. The Parties are willing to enter into good faith negotiations to establish an alternative to the schedule set out in D.1. above for the Spacecraft In-Orbit payments.

E. Failure to make any payments required hereunder, shall constitute a default by Buyer subject to the provisions of ARTICLE 17, TERMINATION FOR DEFAULT, paragraph F.

F. 1. For the Spacecraft delivered by Contractor which, following Launch, does not achieve Successful Injection, as defined in ARTICLE 5, DEFINITIONS, Contractor shall be entitled to receive for:

                                      4-3

                   Spacecraft Flight #1:         $15,000,000
                   Spacecraft Flight #2:         $12,000,000

    2. In the event Buyer is obligated to make payment to Contractor in accordance with paragraph G.1 above, payment shall be due within ten (10) days from Buyer's receipt of the insurance proceeds required by ARTICLE 34, INSURANCE.

    3. The above amounts shall be adjusted to reflect any changes in the In-Orbit payment amounts set forth in paragraphs B.2 and C.2 of this ARTICLE.

G. In the event the Spacecraft is not launched within one hundred eighty (180) days after delivery and final acceptance, in accordance with ARTICLE 7, INSPECTION AND FINAL ACCEPTANCE, Buyer shall commence making In-Orbit payments in accordance with the above as though launch of such Spacecraft had occurred.

H. 1. The Payment Plan set forth in paragraphs B. and C. of this ARTICLE are based on Contractor's successful and timely achievement of each milestone set forth below. In the event that Contractor does not achieve any Milestone on or before the date set forth below, or provide a work-around acceptable to Buyer, Buyer may suspend construction payments until such time as the Milestones are completed. Within five (5) days following Contractor's completion of any such Milestone, Buyer shall pay Contractor for all payments that were required to have been made but were not as a result of the suspension.



                                       4-4

                      MILESTONE TABLE FOR SPACECRAFT FLIGHT #1
                      ----------------------------------------
           MILESTONE DESCRIPTION                   DATE      MONTHS AFTER FCP*
- ------------------------------------------------------------------------------
1   First Construction Payment (FCP)             07/31/96           0
2   Long lead parts/subcontracts ordered**       10/31/96           3
3   Release  reflector surface design            12/31/96           5
4   Delta CDR complete                           12/31/96           5
5   Begin bus/propulsion subsystem               02/01/97           6
6   Begin board/box manufacturing                03/01/97           7
7   Begin antenna testing                        04/01/97           8
8   Begin system module testing                  06/01/97          10
9   Antenna testing complete                     07/31/97          12
10  Board/box manufacturing complete             09/30/97          14
11  System module testing complete               09/30/97          14
12  Bus/propulsion subsystem complete            09/30/97          14
13  TWTA's received in I&T                       09/30/97          14
14  Batteries received in I&T                    09/30/97          14
15  Start single line flow                       10/30/97          15
16  T/V testing complete                         11/30/97          16
17  Vib testing complete                         12/31/97          17
18  Range testing complete                       01/31/98          18
19  Preshipment review complete                  01/31/98          18
20  Deliver Spacecraft Flight #1                 02/15/98        18.5
- ------------------------------------------------------------------------------


                    MILESTONE TABLE FOR SPACECRAFT FLIGHT #2
                    ----------------------------------------
           MILESTONE DESCRIPTION                     MONTHS AFTER FCP*
     -----------------------------------------------------------------
     1    First construction payment (FCP)                   0
     2    Long lead parts/subcontracts ordered**             3
     3    Release reflector surface design                   5
     4    Delta CDR complete                                 5
     5    Begin bus/propulsion subsystem                    10
     6    Begin board/box manufacturing                     11
     7    Begin antenna testing                             12
     8    Begin system module testing                       14
     9    Antenna testing complete                          16
     10   Board/box manufacturing complete                  18
     11   System module testing complete                    18
     12   Bus/propulsion subsystem complete                 18
     13   TWTA's received in I&T                            18
     14   Batteries received in I&T                         18
     15   Start single line flow                            19
     16   T/V testing complete                              20
     17   Vib testing complete                              21
     18   Range testing complete                            22
     19   Preshipment review complete                       22
     20   Deliver Spacecraft Flight #2                      23
     -----------------------------------------------------------------

     *Work arounds that do not affect schedule will satisfy the milestone event.

                                       4-5

** Long Lead Parts List (see below)

                                 Long Lead Parts List
         ----------------------------------------------------------------
                Description              Part #                   Quantity
         ----------------------------------------------------------------
         Structure (core & panels)    AOL20053900G1                  1
         ----------------------------------------------------------------
         Arcjets/PCU                  20032538P1                     4
                                      20032538P2                     1
                                      20032538P4                     4
         ----------------------------------------------------------------
         Tanks                        20037244P3                     2
                                      20053744P106                   1
                                      20053743P69                    2
         ----------------------------------------------------------------
         Output Muxes                 20055073P1                     2
                                      20055073P2                     2
                                      20055073P3                    44
                                      20055073P4                     2
                                      20055073P5                     2
         ----------------------------------------------------------------
         Input Muxes                  20055070P1                     1
                                      2005507OP2                     1
                                      2005507OP3                     2
                                      2005507OP4                     1
                                      2005507OP5                     1
         ----------------------------------------------------------------
         Command Receiver             2005288P1                      2
         ----------------------------------------------------------------
         Beacon Transmitter           20036633P2                     1
                                      20036633P3                     1
                                      20036633P6                     1
         ----------------------------------------------------------------
         SSPA                         20066163P1                     1
                                      20066163P2                     1
         ----------------------------------------------------------------
         OBC                          2003294OP101                   1
         ----------------------------------------------------------------
         LAE                          200482202P3                    1
         ----------------------------------------------------------------
         REAs                         20032536P1                     6
                                      20032537P1                    12
         ----------------------------------------------------------------
         Battery Cells                20032568P99                   98
         ----------------------------------------------------------------
         TWTA                         TBD                           44
         ----------------------------------------------------------------


2. The above Milestone Tables shall be Buyer's sole measurement of whether Contractor is making adequate progress toward completion of the Spacecraft required hereunder.


                                        4-6

ARTICLE 5. DEFINITIONS

A.      Successful Injection
        Injection of the Spacecraft shall be considered successful if:

    1. No damage to the Spacecraft occurs which can be shown to have resulted from a launch vehicle malfunction.

    2. The elements of the transfer orbit established by the launch vehicle and the spin axis orientation at time of separation are within the three sigma limits of the launch vehicle established by the Launch Agency.

     3. The Spacecraft has reached a Satisfactory Orbit and is deployed for satisfactory operation.

B.  SATISFACTORY ORBIT

    The spacecraft is deemed to have achieved a Satisfactory Orbit if the following conditions are satisfied:

    1. The spacecraft is located in the operational geostationary orbit longitude position designated by Buyer.

    2.   The spacecraft orbit parameters are specified as follows:

         (a)  Inclination tolerance is + or - 0.1 degrees
         (b)  Longitude tolerance is + or - 0.1 degrees

C.  LAUNCH

    For purposes of Spacecraft Flight #1, assuming a Proton launch, the term Launch means the ignition of the first stage motors of the Launch Vehicle that has been integrated with the payload with the intention to complete the launch mission, followed by physical separation from all the ground support equipment.

    For purposes of Spacecraft Flight #2, or if Spacecraft Flight #1 is not launched on a Proton launch vehicle, then the definition of Launch shall be negotiated in good faith between Contractor and Buyer at the time of designation of the launch vehicle.



                                      5-1

ARTICLE 6. (RESERVED)









                                      6 - 1

ARTICLE 7. INSPECTION AND FINAL ACCEPTANCE

A.  INSPECTION

    Buyer, or its designated representative, shall have the right to witness and review the results of the final acceptance testing at the system level of the deliverable hardware at the facilities of Contractor.
    To allow Buyer to most effectively schedule the monitoring stated above, Contractor shall give Buyer timely notification of the acceptance testing of the deliverable hardware.

B.  FINAL ACCEPTANCE

    Final acceptance of the items to be delivered hereunder shall be in accordance with the requirements of this Contract, including the EXHIBITS. Delivery and acceptance shall be as provided herein.

1. Each Spacecraft furnished under this Contract shall be tested by Contractor, and in the case of Spacecraft to be delivered to storage, shall be finally accepted by Buyer upon demonstration at Contractor's facility, prior to delivery of Spacecraft to storage, by means of test results obtained pursuant to the test requirements set forth in EXHIBIT C, that the Spacecraft meets the performance specifications set forth in EXHIBIT B.

2. In the case of Spacecraft delivered for launch, upon arrival of Spacecraft at the launch site, as required by EXHIBIT A, Contractor shall promptly conduct an inspection and, if required, test the Spacecraft, in accordance with the requirements of EXHIBIT C, in the presence of Buyer. Buyer shall either finally accept the Spacecraft in writing or notify Contractor in writing of those particulars in which the Spacecraft to be delivered does not meet the requirements of this Contract. Upon remedy of such particulars to meet the requirements of this Contract, the Spacecraft shall be deemed to have been delivered and finally accepted.

3. Final acceptance of non-Spacecraft items shall take place after delivery by Contractor to the destination and, if required, completion of installation and inspection. Buyer shall either finally accept the item(s) in writing or notify Contractor in writing of those particulars in which the items to be delivered do not meet the requirements of this Contract. Upon remedy of such particulars to meet the requirements of this Contract, the item involved shall be deemed to have been delivered and finally accepted.

                                  7 - 1

ARTICLE 8. TITLE AND ASSUMPTION OF RISK

A.  Unless otherwise stated herein, the following shall apply:

1. Title and risk of loss or damage to a Spacecraft shall pass to Buyer at Launch, except that title and risk of loss or damage to a Spacecraft delivered to storage shall pass as set forth in ARTICLE 31, SPACECRAFT STORAGE.

2. Title and risk of loss or damage to non-Spacecraft items shall pass to Buyer upon final acceptance.

B. Buyer agrees to cause its insurer(s) to waive all rights of subrogation against Contractor and its officers, agents, servants, subsidiaries and employees.

                                       8 - 1

ARTICLE 9. ACCESS TO WORK

A. For the purpose of observing the quality of Contractor's performance of work, Contractor shall afford a limited number of Buyer's personnel access to all work in process at Contractor's facility. Contractor will request and attempt to obtain similar access to work related to Buyer's Spacecraft that is being performed at Contractor's major subcontractors.

B. Information disclosed to Buyer pursuant to this ARTICLE shall be subject to the limitations set forth in ARTICLE 25, DISCLOSURE AND USE OF INFORMATION BY THE PARTIES.


                                      9 - 1

ARTICLE 10.   PROGRESS MEETINGS, PRESENTATIONS AND
              DOCUMENTATION DELIVERABLES

A.  MEETINGS AND PRESENTATIONS

    In addition to any other meetings called for under the provisions of this Contract and without limitation thereto, Contractor shall provide the manpower, facilities, materials and support required to conduct the following periodic meetings and presentations:

1.  Informal Project Manager meetings.

2.  Technical Review meetings as determined by Contractor's Project Manager.

3.  Quarterly Summary Executive Reviews.

    Copies of view graphs or other documents utilized during these meetings shall be furnished or be made available to Buyer. Buyer's management personnel, as may be deemed appropriate by Buyer, shall be invited to the Quarterly Summary Executive Reviews. Contractor shall be represented by its Project Manager and such other personnel as are specifically required to support the particular presentation. All periodic meetings shall be held at Contractor's facility.

B.  DISTRIBUTION OF REPORTS

    All materials, reports and documentation furnished pursuant to this ARTICLE shall be the property of Buyer subject to the limitations set forth in ARTICLE 25, DISCLOSURE AND USE OF INFORMATION BY THE PARTIES, except that, Contractor or its subcontractors may retain copies for their own purposes, including the using of such materials and reports in the performance of other contracts.

                                        10-1

C.  CORRESPONDENCE

    All correspondence, including notices, reports and documentation deliverables, to be provided to Buyer or Contractor under this Contract shall be sent to Buyer or Contractor as follows:

    E-DBS                            Lockheed Martin Corporation
    90 Inverness Circle East         P.O. Box 800
    Englewood, Colorado 80112        Princeton, NJ 08543-0800


    Attention: Mr. C. Ergen          Attention: Mr. L.J. Kiefer

    Phone: 303-799-8222 Ex 4701      Phone: 609-490-6228
    Telecopy: 303-799-0354           Telecopy: 609-490-3395



D. The only representatives of Buyer and Contractor authorized to sign contractual documents are:

    BUYER                                CONTRACTOR
    Mr. C. Ergen                         Mr. R.T. McFall
    Mr. D. Moskowitz                     Mr. T.D. Sisley
                                         Mr. L.J. Kiefer
                                         Mr. P.H. Wiggett

    Or others authorized by written      Or others authorized by written
    delegation of the E-DBS Board of     delegation of Mr. R.T. McFall
    Directors





                                     10-2

ARTICLE 11.   RIGHTS IN DATA

A. Except as provided in paragraph B. below, Buyer shall have an unlimited right to use, duplicate, and disclose the information contained in the Programming and Control Handbook furnished pursuant to EXHIBIT A; however, if any written material furnished as part of said document is copyrighted, Buyer shall have an unaudited right to make copies of such copyrighted material and to use such copies for any Buyer purpose without payment of additional compensation to Contractor to the extent that Contractor has the authority to grant such right. In the event Contractor does not have such right, Contractor will exert its best efforts to obtain such rights for Buyer.

B. All data that are or may be delivered or disclosed by either party to the other shall be subject to ARTICLE 25, DISCLOSURE AND USE OF INFORMATION BY THE PARTIES.

C. Notwithstanding any other provision hereof, the ownership and title to copyrights and in computer programs and its related documentation delivered to Buyer by Contractor in accordance with this Contract shall remain in Contractor or its licensor. Contractor shall grant to Buyer a paid up non-exclusive, non-transferable license to use (including "to duplicate" and "to adapt") solely for the Buyer Program, the copies of computer programs and its related documentation specified in the Contract required for the operation of articles deliverable under this Contract.


                                    11-1

ARTICLE 12.   PUBLIC RELEASE OF INFORMATION

During the term of this Contract, neither party, its affiliates, subcontractors, employees, agents and consultants shall release items of publicity of any kind, including, without limitation, news releases, articles, brochures, advertisements, prepared speeches, company reports or other information releases, related to the work performed hereunder, including the denial or confirmation thereof, without the other party's prior written consent which consent shall not be unreasonably withheld.




                                       12-1

ARTICLE 13.   INDEMNIFICATION

A. Each party shall indemnify and hold the other party and its officers, agents, servants, subsidiaries and employees, or any of them harmless from any loss, damage, liability or expense, resulting from damage to all property, private or public, and injuries, including death, to persons caused by any act or omission of the indemnifying Party and/or the indemnifying Party's agents or representatives at any tier or any of them, and at its expense shall defend any suits or other proceedings brought against the indemnified Party and/or its officers, agents, servants, subsidiaries and employees, or any of them, on account thereof, and shall pay all expenses and satisfy all judgments which may be incurred by or rendered against them, in connection therewith. Either Party shall have the right to settle any claim or litigation against which it indemnities hereunder. This
    ARTICLE is subject to ARTICLE 8, TITLE AND ASSUMPTION OF RISK.

B. Further and notwithstanding any other provision hereof, Buyer shall indemnify and hold harmless Contractor, its officers, agents, subsidiaries, and employees from any liabilities, losses and damages including costs, expenses and damages incurred by Contractor in connection with any and all claims after passage of title thereto to Buyer which shall occur in accordance with ARTICLE 8, TITLE AND ASSUMPTION OF RISK, except any such liabilities, losses and damages that are caused by the gross negligence or willful misconduct of Contractor. Buyer shall procure and maintain comprehensive general liability insurance in an amount with insurers acceptable to contractor, which insurance shall name Contractor and the other indemnities hereunder as insured. Buyer shall furnish Contractor with a waiver of its insurance carriers' rights of subrogation and with insurance obligations under this ARTICLE. Such insurance shall also provide that the insurers shall give thirty (30) days prior notice to Contractor prior to the effective date of cancellation or termination of such insurance.

C. Contractor shall not be liable to Buyer, customers of Buyer or their customers for any damages resulting: (i) any loss or destruction of the Spacecraft or (ii) failure of the Spacecraft or its subsystems to operate satisfactorily. Buyer agrees to enter into suitable agreements with its customers to effect the foregoing limitation of Contractor's liability. Buyer also agrees to cause insurers to waive all right of subrogation against Contractor and its employees. The foregoing shall not relieve Contractor of its obligations under
    ARTICLE 21, WARRANTY, of correction or replacement during the warranty period set forth in such ARTICLE.

                                        13-1

ARTICLE 14.   PATENT INDEMNIFY

A. Contractor shall defend Buyer from and against all claims, actions, suits and proceedings alleging that the manufacture of any Spacecraft, delivered under this Contract or the use, lease, sale or other disposition of any such Spacecraft infringes any U.S. patent, and shall pay any final judgment or settlement, provided Contractor is given prompt written notice of any such claim, action, suit or proceeding and full authority to resist, defend and settle such claim. Buyer shall provide at Contractor's request such assistance and information as may be required by Contractor.

B. If an injunction or other order is obtained against the manufacture, use, lease, sale or other disposition of any Spacecraft hereunder, Contractor agrees to use its best efforts either to procure rights so that such Spacecraft and the manufacture, use, lease, sale or other disposition thereof is no longer infringing or to modify or replace such Spacecraft so that it is no longer subject to such order. In the event that such injunction or order becomes permanent and that neither of the foregoing alternatives is suitably accomplished and Contractor is unable to reasonably perform its obligations hereunder, Buyer may proceed under ARTICLE 17, TERMINATION FOR DEFAULT.

C.  While neither Party presently contemplates Buyer's providing
    Contractor with any designs, specifications or instructions, in the event Buyer does provide any designs, specifications or instructions, Buyer shall indemnify and hold Contractor harmless against any expense, judgment or loss for infringement of any U.S. patents or trademarks which result from Contractor's compliance with such designs, specifications or instructions.

D. No sales or lease hereunder shall convey any license by implication, estoppel or otherwise, under any proprietary or patent rights of Buyer, to practice any process with such product or part, or for the combination of such product or part with any other product or part.

E. Contractor shall not be liable for any costs or expenses incurred without Contractor's written authorization and in no event shall Contractor's total liability to Buyer under, or as a result of compliance with, the provisions of this ARTICLE exceed the aggregate Spacecraft price for all Spacecraft under construction or delivered. Contractor shall in no event be liable for loss of use or for incidental, indirect, or consequential damages, whether in contract or in tort. The foregoing states the entire Warranty by Contractor and the exclusive remedy of Buyer, with respect to any alleged patent infringement by such product or part.

                                  14-1

ARTICLE 15.   INDEMNIFICATION FOR TAXES

Contractor shall assume responsibility, and shall save Buyer, its officers, agents, employees, servants, subsidiaries and assignees, or any of them, harmless from taxes (exclusive of sales, use, income and personal property taxes), which may be required under present federal, state, or local laws and which become due by reason of the performance of work under this Contract, and shall execute and deliver such other and further documents, and comply with such requirements of said laws, as may be necessary thereunder to confirm and effectuate this Contract, including making of payment of any interest or penalties related to or arising from such taxes.



                                   15-1

ARTICLE 16.   EXCUSABLE DELAYS

Without limiting any other provision specifying what constitutes an excusable delay under this Contract, acts of God or of the public enemy; acts of the Government in its sovereign or contractual capacity, including Government priorities, allocations, regulations or orders affecting materials, facilities, or completed Spacecraft (including changes in the launch specifications in effect on the Date of this Amendment); fires; floods;
snow storms; earthquakes; epidemics; quarantine restrictions; strikes; wars; freight embargoes; or any other events which cause failure or delay to perform hereunder, and in every case are beyond the reasonable control and without fault or negligence of Contractor hereunder shall constitute an excusable delay, if notice thereof is given to Buyer as soon as possible but in no event later than within thirty (30) days after such event shall have occurred. In the event of a delay resulting from any of the above causes, the delivery requirements shall be extended for the period of the excusable delay.

                                   16-1

ARTICLE 17.  TERMINATION FOR DEFAULT

DELETE the text of the ARTICLE in its entirety and replace it with:

A. Buyer may, by written Notice of Default sent by registered letter to Contractor, terminate the whole or any part of this Contract in any one of the following circumstances:

    1. If Contractor fails to make delivery of the supplies or to perform the services within the time specified herein.

    2. If Contractor fails to perform any of the other provisions of this Contract or so fails to make progress as to endanger performance of this Contract in accordance with its terms, and in either of these two circumstances does not act to correct such failure within a period of thirty (30) days (or such longer period as Buyer may authorize in writing) after receipt of notice from Buyer specifying such failure.

B. To the extent the Contract is terminated under this ARTICLE, Buyer shall use all reasonable efforts to utilize all work in process hereunder in order to mitigate any costs sustained by Buyer as a result of Contractor's default. Contractor will pay to Buyer all costs reasonably incurred by Buyer in obtaining all of the work described in ARTICLE 2, EQUIPMENT AND SERVICES TO BE FURNISHED AND PRICES THEREFORE, paragraph A., according to the schedule set forth in ARTICLE 3, DELIVERY SCHEDULE, paragraph B., provided that Buyer enters into a Contract for such work within twelve (12) months of Contractor's default.

C. If this Contract is terminated as provided in this ARTICLE, Contractor shall:

    1.   be paid the Contract price for items delivered.

    2. be paid the cost plus reasonable profit for work in process, materials in stock and services for which Buyer takes delivery.

    3. protect and preserve property in the possession of Contractor in which Buyer has an interest.

D. The remedies set forth in this ARTICLE shall be the sole recourse to which Buyer is entitled in the event of Contractor's default, and Contractor shall have no liability for special, indirect, incidental or consequential damages for lost profits or lost revenues.

E. Subsequent to final acceptance of each of the Spacecraft pursuant to paragraph B. of ARTICLE 7, INSPECTION AND FINAL ACCEPTANCE, the provisions of this ARTICLE shall not affect payment of In-Orbit payments under the terms of ARTICLE 4, PAYMENT, paragraphs B.2 and C.2 and ARTICLE 2, EQUIPMENT AND SERVICES TO BE FURNISHED AND PRICES THEREFORE.

                             17 - 1

    EQUIPMENT AND SERVICES TO BE FURNISHED AND PRICES THEREFORE.


F. In the event Buyer fails to perform any obligation which it is required to perform pursuant to this Contract, Contractor may, if such failure is not corrected within thirty (30) days after written notice of such failure is given by Contractor, stop work on this Contract and consider this entire Contract to be terminated due to the default of Buyer. Contractor shall be entitled to compensation as set forth in ARTICLE 18, TERMINATION FOR CONVENIENCE. Further, Contractor shall also be entitled to all of the Security set forth in ARTICLE 4, PAYMENT, paragraph F.1.

G. If, after notice of termination of the Contractor's right to proceed under the provisions of this ARTICLE, it is determined for any reason that the Contractor was not in default under the provisions of this ARTICLE, or that the delay was excusable under the provisions of
    ARTICLE 16, EXCUSABLE DELAYS, the rights and obligations of the Parties shall be the same as if notice of termination had been issued pursuant to ARTICLE 18, TERMINATION FOR CONVENIENCE.

                                        17-2

ARTICLE 18.   TERMINATION FOR CONVENIENCE

A. Buyer, by written notice to Contractor, may terminate this Contract in whole, or in part, for any reason or for Buyer's Convenience at any time prior to final acceptance of all the work. In the event of termination by the Buyer of any spacecraft subsequent to the start of such Spacecraft's construction, it is agreed that the termination charges shall be negotiated but shall not exceed the total of the Total Price for the Spacecraft so terminated as set forth in
    ARTICLE 2, EQUIPMENT AND SERVICES TO BE FURNISHED AND PRICES THEREFORE, hereof. The termination charges shall include the total costs, both direct and indirect, reasonably incurred by Contractor with respect to termination and settlement with all vendors and subcontractors, plus a profit of fifteen (15) percent. Buyer shall maintain the required Security set forth in ARTICLE 4, PAYMENT, paragraph F., until all claims are satisfied.

B. Direct and indirect costs shall be determined in accordance with Contractor's standard accounting practice and shall be verified, at Buyer's expense, by an independent Certified Public Accounting firm to be mutually agreed upon by the buyer and Contractor.

C. Buyer shall pay Contractor the aforesaid termination charges within thirty (30) days following the submission of an invoice. Upon payment of Contractor's invoice, Contractor shall deliver to Buyer all termination inventory which has not been credited by Contractor against the termination charges set forth in paragraph D.2 below. In the event Contractor's invoice is not paid within thirty (30) days following submission, Buyer shall be in default pursuant to ARTICLE 17, TERMINATION FOR DEFAULT, paragraph F.

D. Final payment shall be in the amount of the total termination charges, less the following:

1. Amounts previously paid by Buyer to Contractor with respect to the terminated work pursuant to ARTICLE 4, PAYMENT, hereof; and

2. Amounts representing the total of Contractor's costs with respect to the terminated work of segregable items of inventory not desired by Buyer and which Contractor elects to retain for its use.

    In the event the amount set forth in this paragraph D. above exceeds the termination charges defined in paragraph A. of this ARTICLE, Contractor shall promptly refund such excess to Buyer.

E. In no event shall the total amount paid to Contractor pursuant to this Agreement, including termination charges paid pursuant to this ARTICLE, exceed the total price stated in ARTICLE 2, EQUIPMENT AND SERVICES TO BE FURNISHED AND PRICES THEREFORE, hereof.


                                      18-1

F. Subject to the limitations in paragraph E above, the provisions of this ARTICLE shall not affect the payment of In-Orbit payments under the terms of ARTICLE 4, PAYMENT, paragraphs B.2 and C.2, with respect to any spacecraft.

G. Notwithstanding anything herein, Buyer's termination of any spacecraft, pursuant to this ARTICLE, shall constitute a termination of all subsequent spacecraft.

H. Contractor agrees to use all reasonable efforts to assist Buyer in disposing/selling of the work in process upon termination pursuant to this ARTICLE.

                                      18-2

ARTICLE 19.  CHANGES

DELETE the text of the ARTICLE in its entirety and replace it with:

Buyer may, from time to time between the effective date and completion of this Contract, by written change order issued by Buyer, make changes within the general scope of this Contract in drawings, designs, specifications, method of shipment or packing, quantities of items to be furnished, place of delivery, postpone delivery, require additional work, or direct the omission of work. If any such change causes an increase or decrease in costs of, or the time required for, the performance of this Contract, an equitable adjustment shall be made in the price, or delivery schedule, or both, and any other affected provision, and this Contract shall be modified in writing accordingly. Any claim by Contractor for adjustment under this paragraph shall be deemed waived unless asserted in writing within thirty (30) days from the date of receipt by Contractor of the change order. The amount of the claim shall be stated when it is submitted, or at a later date, not to exceed sixty (60) days from the date for assertion of the claim, which later date shall be requested at the time of such submission. All changes and equitable adjustments pursuant to this ARTICLE shall be subject to negotiation between and approval by both Parties prior to the implementation of any such change. Except for Excusable Delays pursuant to ARTICLE 16, EXCUSABLE
DELAYS, none of the Contract dates will change unless authorized by C. Ergen or D. Moskowitz.







                             19 - 1

ARTICLE 20.  ASSIGNMENT

A. Neither party ,shall assign or delegate this Contract or any of its rights, duties, or obligations thereunder to any other person without the prior express written approval of the other party, such approval shall not be unreasonably denied. Nothing contained in this ARTTCLE shall restrict Contractor from subcontracting work or procuring parts/materials or services in the ordinary course of performance of this Contract.

B. Buyer may assign this Contract, provided Buyer can reasonably demonstrate that any such proposed assignee is in at least as good financial condition as the Buyer at the effective date of this Contract.

C. In the event that Buyer reasonably determines that it is prudent to transfer construction of any Spacecraft hereunder to any other affiliate in order to more appropriately fulfill its Federal Communications Commission ("FCC") "due diligence" requirements at the 175 degree west, the 121 degree west or other orbital location, and provided the affiliate assumes all rights and obligations of Buyer with respect to that Spacecraft, then Buyer and Contractor agree to divide this Contract into two separate contracts, and that the 175 degree west (or the 121 degree west or other orbital location) Spacecraft shall be purchased (completed) under a substantially identical contract with that affiliate.





                             20 - 1

ARTICLE 21.     WARRANTY

A. Contractor warrants that the goods or services furnished hereunder shall be free from any defects in material or workmanship.

B. Buyer shall have the right at any time during the period of this warranty and irrespective of prior inspections or acceptance to reject any goods or services not conforming to the above warranty and require that Contractor at its expense, correct or replace as promptly as is reasonably possible, at Contractor's option, such goods or services with conforming goods or services.

C. For the Spacecraft, this warranty shall run for a period of one (1) year from the date of final acceptance by Buyer or until Intentional Ignition, whichever is sooner.

D. Except for the Spacecraft, this warranty shall run for a period of one (1) year from the date of final acceptance by Buyer.

E. Contractor shall pass on or assign to Buyer all warranties on goods or services given by suppliers or manufacturers other than Contractor to the extent to which Contractor is permitted by the terms of its purchase contracts with such suppliers or manufacturers.

F. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. CONTRACTOR SHALL HAVE NO OTHER LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY LIABILITY FOR SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES, OR FOR BUYER'S COST OF EFFECTING COVER, OR FOR FAILURE OR NONPERFORMANCE OF PROPERTY OR FOR LOST PROFIT OR REVENUES.

                                     21 - 1

ARTICLE 22.      ARBITRATION

A. Any dispute or disagreement arising between the Parties in connection with any interpretation of any provision of this Contract, or the compliance or noncompliance therewith, or the validity or enforceability thereof. or any other dispute under any ARTICLE hereof which is not settled to the mutual satisfaction of the Parties within thirty (30) days (or such longer period as may be mutually agreed upon) from the date that either party informs the other, in writing, that such dispute or disagreement exists, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, in effect on the date that such notice is given.

B. Either party which demands arbitration of the controversy shall, in writing, specify the matter to be submitted to arbitration and, at the same time, choose and nominate a competent person to act as an arbitrator, thereupon, within fifteen (15) days after receipt of such written notice. the other party to this agreement shall, in writing, choose and nominate a competent arbitrator. The two arbitrators so chosen shall meet and endeavor to resolve the question in dispute, and, if they agree upon such determination, the determination so made shall be in writing and signed by both arbitrators. If such two arbitrators fail to agree, they shall forthwith select a third arbitrator, giving written notice to both Parties of the choice so made and fixing a time and place at which both Parties may appear and be heard with respect to such controversy. In case the two arbitrators shall fail to agree upon a third arbitrator within a period of seven (7) days, or if for any other reason there shall be a lapse in the naming of an arbitrator or arbitrators, or in the filling of a vacancy, or in the event of failure or refusal of any arbitrator or arbitrators to attend or fulfill his or their duties, then upon application by either Party to the controversy, an arbitrator or arbitrators shall be named by the American Arbitration Association.

C. The arbitration award made shall be final and binding upon the Parties and judgment may be entered thereon, upon the application of either Party by any court having jurisdiction. The relief that may be awarded by the arbitrators under any arbitration arising from this Contract may not exceed actual compensatory damages. In no event may the arbitrators award punitive damages.

D. Each party shall bear the cost of preparing and presenting its case, and the cost of arbitration, including the fees and expenses of the arbitrator or arbitrators, will be shared equally by the Parties unless the award otherwise provides.

                                  22 - 1

ARTICLE 23.     APPLICABLE LAW

A. This Contract shall be interpreted and enforced in accordance with the laws of the State of New York.

B. This Contract is subject to all applicable laws and regulations and each Party agrees to comply with all such applicable laws and regulations.









                                  23 - 1

ARTICLE 24.       ENTIRE AGREEMENT

This Contract constitutes the entire agreement between the Parties and supersedes all prior understandings, commitments, and representations with respect to the subject matter. It may not be amended, modified, or terminated (other than as specifically provided in the ARTICLES hereof), and none of its provisions may be waived, except by a writing signed by an authorized representative of the Party against which the amendment, modification, termination or waiver is sought to be enforced. The paragraph headings herein shall not be considered in interpreting the text of this Contract.

                                  24 - 1

ARTICLE 25.  DISCLOSURE AND USE OF INFORMATION BY THE PARTIES

A. If documents supplied by one party to the other are marked with a proprietary legend, the receiving party shall take all necessary steps to ensure that the documents and contents of such documents are not disclosed to any person other than a person employed or engaged by the receiving party, whether under subcontract or otherwise, for the performance of this Contract. Any such document supplied hereunder shall be returned to the disclosing party together with any copies thereof promptly upon written request of the disclosing party, except for one copy to be retained for legal purposes. Whenever the receiving party makes copies of such proprietary documents for performance of work covered by this Contract, the receiving party shall mark each such copy as proprietary to the disclosing party.

B. Any disclosure to any person permitted under paragraph A. of this ARTICLE shall be made under the same conditions that apply to the initial disclosure and shall extend only so far as may be necessary for the purposes of this Contract. Any such disclosure to a person other than an employee of the receiving party shall be made pursuant to a written confidential disclosure agreement or with prior written approval of the disclosing party.

C. Except with the written consent of the disclosing party, the receiving party shall not make use of any document mentioned in paragraph A. of this ARTICLE other than for the purposes of this Contract.

D. The obligations and restrictions imposed by this ARTICLE shall not apply to the following:

    1. Information that is or becomes available to the public from a source other than the receiving party, before or after the effective date of this Contract.

    2. Information that is authorized for release in writing by the disclosing party.

    3. Information that is lawfully obtained by the receiving party from a third party.

    4. Information that is known by the receiving party prior to such disclosure.

    5. Information that is, at any time, developed by the receiving party completely independently of any disclosure or disclosures from the disclosing party.

    6. Information that is reasonably necessary to support a patent application, the subject matter of which belongs to the receiving party and which the receiving party discloses to an appropriate Patent Agent or Patent Office and/or Court of any country in pursuance thereof.

E. Neither party shall be liable for inadvertent or accidental disclosure of such information marked as proprietary if such disclosure occurs despite both Parties exercising reasonable efforts to preserve and safeguard such information.


                             25 - 1

F. Neither party shall be liable for the disclosure of any technical information of the other party pursuant to any legally enforceable requirement of the U.S. Government, or any agency or department thereof.

G. No license, under any patents, is granted or implied by merely conveying data or information under this Contract.

H. Any proprietary disclosure to either party, if made orally, or visually, shall be identified at the time of disclosure and shall be promptly confirmed in writing by the disclosing party and identified as proprietary information, if the disclosing party wishes to keep such information proprietary under this Contract.

I. The obligations of this ARTICLE shall be effective for a period of three (3) years from the date of termination or expiration of this Contract.








                             25 - 2

ARTICLE 26.  PERMITS AND LICENSES

DELETE this ARTICLE 26 in its entirety and replace it with a new ARTICLE 26 as follows:

ARTICLE 26.  EFFECTIVE DATE

The term Effective Date of the Contract (EDC), as used in this Contract, shall mean the 18th day of July 1996.









                             26 - 1

ARTICLE 27.      PERMITS AND LICENSES

A. This Contract is subject to all applicable U.S. laws and regulations relating to the export of Spacecraft, technical data and other equipment and services being furnished pursuant to, or to be utilized in connection with, this Contract (hereinafter in this ARTICLE referred to as "Licensed Items") and to all applicable laws and regulations of the country or countries to which Spacecraft, technical data, and other equipment and services are exported or are sought to be exported.

B. Contractor shall use its best efforts to obtain such U.S. Government approvals and licenses for export of the "Licensed Items." Buyer shall not be liable for any additional cost associated with Contractor processing any export license application for delivery of any Spacecraft.

C. If, within a reasonable time, the U.S. Government fails to grant a required approval or license to Contractor to export the "Licensed Items" or revokes or suspends such an approval or license subsequent to its grant, or grants such a license or approval subject to conditions, this Contract shall, nevertheless, remain in full force and effect. In the event of such U.S. Government action or inaction, deliveries and acceptance of all items to be furnished by Contractor shall be made at locations within the continental U.S. as agreed upon between the Parties. Such U.S. Government action or inaction shall not otherwise modify in any way the rights and obligations of the Parties under this Contract except to relieve Contractor of any obligations which cannot be performed without such an approval or license and to make the price and delivery schedule subject to equitable adjustment in accordance with
    ARTICLE 19, CHANGES, to reflect the obligations of which Contractor is relieved.

D. If, within a reasonable time, any foreign country or countries to which such "Licensed Items" are sought to be exported fails to grant a required approval or license or suspends or revokes a required approval or license subsequent to its grant, or grants a license subject to conditions, or if any foreign country or countries to which such "Licensed Items" are exported fails to grant an approval or licenses to utilize the "Licensed Items" for the purpose for which exported, this Contract shall, nevertheless, remain in full force and effect. In the event of such foreign country or countries action or inaction. deliveries and acceptance of all items to be furnished by Contractor shall be made at locations within the continental U.S. as agreed upon between the Parties. Such foreign government action or inaction shall not otherwise modify in any way the rights and obligations of the Parties under this Contract except to relieve Contractor of any obligations which cannot be performed without such an approval or license and to make the price and delivery schedule subject to equitable adjustment in accordance with ARTICLE 19, CHANGES, to reflect the obligations of which Contractor is relieved.

                                 27 - 1

ARTICLE 28.     LIMITATION OF LIABILITY

    In no event shall Contractor be liable, whether in contract, tort or otherwise, for special, incidental, indirect or consequential damages, including, without limitation, failure or non-performance of property or for lost profit or revenues.

                                 28 - 1

ARTICLE 29.      SPACECRAFT TEST AND HANDLING EQUIPMENT

Contractor shall provide Spacecraft unique test and handling equipment at the Launch Site, during the period between delivery of the Spacecraft to the Launch Site, and final acceptance for use in connection with the inspection and final acceptance of the Spacecraft pursuant to ARTICLE 7, INSPECTION AND FINAL ACCEPTANCE. Title to such equipment shall remain with Contractor.

                             29 - 1

ARTICLE 30.  LIQUIDATED DAMAGES

A. Contractor acknowledges that its failure to deliver Spacecraft Flight #1 or Spacecraft Flight #2 to the launch site on or before the delivery dates set forth in ARTICLE 3, DELIVERY SCHEDULE, may cause serious damage to Buyer, the amount of which may be difficult or impossible to prove.

    1. The amount of Liquidated Damages applicable to Spacecraft Flight #1 shall be $50,000 per day and shall not exceed a total of $5,000,000.

    2. The amount of Liquidated Damages applicable to Spacecraft Flight #2 shall be $33,333 per day and shall not exceed a total of $5,000,000.

B. Contractor and Buyer agree that such liquidated damages, without further proof of same, shall be deemed to represent the damages actually sustained by reason of such delay.

C. The liquidated damages are intended to be compensatory and do not constitute a penalty.

D. These amounts are firm, fixed and not subject to adjustment due to changes in economic conditions. The Contractor's total liability for late delivery of Spacecraft Flight #1 and Spacecraft Flight #2 shall not exceed the specified liquidated damages.

E. Any interval of excusable delays as defined in ARTICLE 16, EXCUSABLE DELAYS, shall be excluded from the period for which liquidated damages accrue. However, such time period shall continue at the conclusion of the excluded interval as if no such interruption had occurred.

F. In the event Contractor is required to pay Buyer Liquidated Damages as provided in this ARTICLE, the amount of any such payment shall be applied against (reduce) the In-Orbit payments associated with the applicable Spacecraft as set forth in ARTICLE 4, PAYMENT, paragraphs B.2 and C.2.


                             30 - 1

ARTICLE 31.  LIQUIDATED DAMAGES

DELETE this ARTICLE in is entirety and replace it with a new ARTICLE 31 as follows:

ARTICLE 31.  SPACECRAFT STORAGE

A. If as a result of a delay or failure to launch, through no fault of Contractor, Buyer requests Contractor to store the Spacecraft within sixty (60) days of completion of in-plant acceptance testing, the Contractor shall store, at a site designated by Buyer and such site shall be subject to the approval of Contractor, or if no site is designated by Buyer, at a site designated by Contractor, one or more of the Spacecraft delivered under this Contract. Title and risk of loss to the Spacecraft to be stored shall pass to Buyer after the first six (6) months of storage and storage shall commence on that date on a month-to-month basis. The cost for the first six (6) months of storage shall be the responsibility of Contractor. Should the Spacecraft remain in storage beyond the six (6) month period, the provisions of ARTICLE 8 "TITLE AND ASSUMPTION OF RISK" shall apply, and the Buyer shall be responsible for all storage costs (in excess of six (6) months). Buyer shall be responsible, except in the event of negligence or willful misconduct by the Contractor, for all transportation cost and insurance to cover the risk and expense of loss or damage of the Spacecraft in transit, (i) from Contractor's facility to storage, (ii) from its facility to the storage site, (iii) from the storage site to the launch site or (iv) if necessary, from the storage site to the refurbishment site and then to the launch site.

B. Upon the request of Buyer, the Contractor shall provide periodic testing, necessary equipment, and environmental maintenance suitable for prevention of deterioration to the Spacecraft during the period of storage. The cost for such service shall be subject to ARTICLE 19, CHANGES, and shall be negotiated upon the request of such services by Buyer. Any deterioration to a Spacecraft while in storage shall be at Buyer's risk and shall be corrected at Buyer's expense, unless such deterioration is to be corrected by the Contractor under ARTICLE 21, WARRANTY.

C. If at any time after storage begins, Buyer elects to launch the stored Spacecraft, the Contractor shall inspect, test and refurbish as necessary such Spacecraft to a launch-ready condition and arrange for transit to the launch site as directed by Buyer. The cost for such services shall be subject to ARTICLE 19, CHANGES, and shall be negotiated in good faith by the Contractor and Buyer at the time such services are required. Notwithstanding anything in this ARTICLE, Contractor will be responsible for transportation from Contractor's facility or any other Contractor selected facility to the launch site as set forth in ARTICLE 3, DELIVERY SCHEDULE, paragraph A., provided that such transportation occurs within six (6) months of successful completion of in-plant acceptance testing.

D. In the event a Spacecraft is placed into storage as a result of paragraph A. above, Contractor shall be entitled to commencement of the In-Orbit payments associated with such Spacecraft in accordance with the provisions of ARTICLE 4, PAYMENT. Notwithstanding the foregoing, in the event that Contractor's late delivery of the Spacecraft is the sole cause of the Spacecraft having to be placed into storage, the In-Orbit payments shall commence at the earlier of sixty (60) days after Spacecraft launch or twenty-four (24) months from the placement of the Satellite into storage.

                                   31 - 1

ARTICLE 32. (RESERVED)






                                   32 - 1

ARTICLE 33.  INSURANCE

A. In order to protect against financial losses associated with the risks between Launch and continuing for five (5) years thereafter, Buyer, as the representative party insured, shall enter into an insurance contract, naming the Contractor as a party insured and covering the In-Orbit payments specified in ARTICLE 4, PAYMENT, paragraphs B.2 and
    C.2. Buyer shall bear all responsibility for payment of insurance premiums associated with the aforementioned insurance policy.

B. The details of the insurance Contract referred to in the preceding paragraph shall be reasonably acceptable to Contractor.

C. When the Buyer applies for insurance regarding risks relating to the launching of the Spacecraft, the Contractor shall furnish Buyer with such information regarding the Spacecraft as is requested by the insurers.

D. When, after taking delivery of the Spacecraft, the Buyer applies for insurance regarding risks of the Spacecraft's malfunctioning or non-performance during the life span specified for it in the Performance Specifications, Contractor shall furnish the Buyer with such information regarding the Spacecraft as is requested by the insurers.

E. When Buyer obtains such insurance, Buyer agrees to cause its insurer(s) to waive all rights of subrogation against Contractor and its officer, agents, servants, subsidiaries and employees.


  IN WITNESS WHEREOF, the parties hereto have executed this Contract.

ECHOSTAR DBS CORPORATION              LOCKHEED MARTIN CORPORATION

By: /s/ David K. Moskowitz              By:  /s/ Peter H. Wiggett
   -----------------------------          -------------------------------
Title:  Senior Vice President         Title: Director Contracts
                                             Astro Space Commercial

   Agree as to the guarantee.

ECHOSTAR COMMUNICATIONS
CORPORATION

By:  /s/ David K. Moskowitz
    ----------------------------
Title: Senior Vice President



                                   33-1